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                                                                   Exhibit 10.11

[LOGO]

E.I. DU PONT DE NEMOURS & CO. (INC.)
MEDICAL PRODUCTS DEPARTMENT

This document, when properly executed, shall constitute a Supply
Agreement between Progenics Pharmaceuticals, Inc. with offices at Old Saw Mill River Road, Tarrytown, NY, (Progenics) and
E.I. DuPont de Nemours and Company (DuPont), with offices at 549 Albany Street, Boston, MA.

1.     PERIOD OF AGREEMENT:
       May 1, 1995 through April 30, 1998. After the original term, this Agreement will renew automatically for successive 12 month periods unless either party gives notice to the other of its intention not to renew at least 120 days prior to the expiration of the then current term.

2.     MATERIAL:
       Recombinant Soluble sCD4, referred to hereafter as sCD4 or Product.

3.     MATERIAL SPECIFICATIONS:
       Material shall be suppled in the form and manner, and must conform in all material respects to the specifications set out in Attachment A. Alterations to these specifications require the express written consent of each party.

4.     INABILITY TO SUPPLY:
       Progenics recognizes the importance of its obligation to meet DuPont's material requirements in a timely and reliable manner. To enable such continuity of supply, Progenics will use its best efforts to arrange for sCD4 to be manufactured on Progenics' behalf if some unusual event causes Progenics' inability to supply. If at any time, Progenics for a continuous period of ten (10) days due to a force majeure event, or non-force majeure event, shall be unable or unwilling to deliver any Product subject to this Agreement and attachments hereto, then Progenics shall notify DuPont of the situation and use its best efforts to arrange for sCD4 to be manufactured to DuPont's material requirements hereunder. In the event that the failure to deliver sCD4 shall be as a result of the fault of Progenics, then Progenics shall bear all costs necessary to cause the sCD4 to be manufactured by another party ("Alternate Manufacturing Cost").

                          MEDICAL PRODUCTS DEPARTMENT
     549 Albany Street, Boston, Massachusetts 02118 Telephone 617-482-9595 Fax (617) 542-8468

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       INABILITY TO SUPPLY (Cont'd):
       In the event that the failure to deliver sCD4 shall be as a result of the fault of DuPont, then DuPont shall bear all Alternate Manufacturing Costs. In all other events, Progenics shall arrange for the alternate manufacturer and each party shall bear its own costs. If Progenics corrects the cause for alternate manufacture, then Progenics may resume production of affected Product at any time.

5. PRICE
       [***]




6.     PAYMENT TERMS:
       Net 30 days, following the receipt of a properly prepared and correct invoice.

7.     QUANTITY:
       DuPont commits to purchase 100% of its purchase requirements for sCD4 during the term of this order from Progenics, and Progenics agrees to supply 100% of DuPont's purchase requirements.

8.     DELIVERY TERMS:
       F.O.B. Destination, freight pre-paid and added.

9.     RELEASE:
       DuPont will advise Progenics of its purchase requirements at least quarterly, or as may otherwise suit the parties by agreement. Progenics shall ship product as required by DuPont according to a mutually agreed upon schedule. Progenics shall advise DuPont at its earliest opportunity if it is unable to ship Product at an agreed upon time. Progenics will, on a best effort basis, attempt to fulfill any unscheduled, or spot requirements of DuPont.

10.    LABELLING AND SHIPPING:
       Progenics' name and logo will appear on the main kit label (not on components) on manual and on promotional literature, along with DuPont's. All labels to be approved by both parties.

       Product will be shipped Federal Express Priority I on dry ice. In parallel, Progenics will perform stability studies on lyophilized product. Shelf life of the sCD4 will be no less than 6 months upon receipt by DuPont.


[***] Confidential Treatment Requested

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11.    CONFIDENTIALITY:
       The parties hereto shall keep confidential all confidential technical information, supplied by one party to the other, shall not disclose or make known to any individual, firm, or corporation, except when authorized in writing to do so by the other party, and shall not use such information for any purpose other than the performance of the obligations provided in this Agreement. The provisions of this clause shall remain binding for five (5) years after the termination of this Agreement.

       Each party shall use the same degree of care to avoid disclosure of confidential technical information as the party employs with similar information of its own which it does not desire to publish or disclose.

       Any confidential information shared between the parties must be identified and labeled in writing as confidential. The confidentiality of and information disclosed verbally must be identified in writing as confidential no more than 14 days after disclosure.

       This obligation shall not apply to information and/or documents which:

       A) Are or come within the public domain otherwise than as a consequence of a breach of the obligations hereunder;

       B) Are known to the receiving party prior to disclosure by the other party as shown by the receiving party's records;

       C) Are lawfully disclosed to the receiving party by third parties; or

       D) Are subsequently independently developed by the receiving party through no reference whatsoever to disclosure hereunder.

12.    WARRANTY:
       Progenics warrants and guarantees that DuPont will not be subject to any patent infringement with respect to sDC4 supplied by Progenics as set forth in paragraph 14. In addition, Progenics warrants and represents that it shall convey good and valid title to material(s) supplied

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       WARRANTY (Cont'd):
       hereunder and that material(s) supplied hereunder shall meet all of the specifications set forth in Attachment A and shall be free from defects except those caused by misuse or mishandling occurring after such delivery. Progenics shall notify DuPont prior to making any formulation changes in the Product. Progenics further warrants that packaged product will meet the warranty of merchantability and fitness for intended use. In the event of a recall of Product, Progenics agrees to reimburse DuPont for all reasonable costs incurred in the recall.

13.    USE OF MATERIAL:
       Progenics as a co-exclusive licensee to a family of patents owned by Columbia University covering the CD4 gene and protein, will supply DuPont with quantities of sCD4 necessary to meet market demands. DuPont shall be entitled to use such sCD4 supplied by Progenics for the manufacturing of drug screening kits to be sold by DuPont to third parties.

14.    PATENTS:
       [***] and all divisional, continuation, continuation-in-part applications thereof, any patent granted on any aforesaid patent application, and any extension, reissue, or reexamination of any patents that may issue thereon as well as any foreign counterparts thereof. [***]

       Progenics shall defend any suit or proceeding brought against DuPont based on a claim that materials or services purchased hereunder, or any part thereof, furnished by Progenics under this Agreement constitutes an infringement of any patent, copyright, or other proprietary right of any third party provided Progenics is notified promptly in writing and given authority, information, and assistance by DuPont to defend such suits or proceedings.

*** Confidential Treatment Requested


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       PATENTS (Cont'd):
       Progenics shall assume the responsibility to pay all costs, to include such reasonable attorney fees of defending such suits or proceeding and any damages that may be awarded therein against DuPont, to settle any such claim on such terms and conditions it deems advisable. In case the materials purchased hereunder, or any part thereof, is in such suit or proceeding held to constitute infringement or any patent, copyright, or other proprietary right of any third party, and the use thereof is enjoined, or the settlement made requires the use of services or materials purchased hereunder to be discontinued, Progenics shall, at its own expense, and its option, either procure for DuPont the right to continue using such materials or services, replace the same with non-infringing materials which conform to the available specifications, modify such materials or services in a manner acceptable to DuPont so it becomes non-infringing, or terminate this Agreement.

15.    RELATIONSHIP OF THE PARTIES:
       Nothing contained herein shall be construed to empower either party to act as agent for the other. The parties agree that each of them shall, in relation to its obligations hereunder, be acting as an independent contractor.

       RELATIONSHIP OF THE PARTIES (Cont'd)
       Notwithstanding, neither party shall, during the period of this Agreement, enter into discussions nor create an alternative arrangement with any third party concerning the subject matter herein, without first advising the other party of its intent.

16.    ASSIGNMENT AND SUBCONTRACTING:
       Neither party shall assign or transfer this Agreement, in whole or in part, or any interest arising under this Agreement or subcontract any work hereunder without the prior written consent of the other party. Subject to the provisions of this clause, this Agreement shall insure the benefit of and be binding upon the successors and assigns of the parties.

17.    DOCUMENTS/COMMUNICATIONS:
       Purchase Order Number(s), Line Number(s), and Release Number(s) are to appear on all paper work such as packing lists, invoices and correspondence. Also, Certificates of Analysis (C.O.A.) shall be submitted to DuPont by Progenics for each lot shipped by Progenics.

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18.    NOTICES:

       Any notices to be given hereunder shall be given in writing and shall be deemed to have been validly given when deposited in the United States mail, properly stamped and addressed to DuPont or Progenics, whichever the case may be, at the addresses shown below or at such other address as may from time to time be designated by such party in a notice to the other party.

       Progenics:                    Progenics Pharmaceutical, Inc.
                                     Old Saw Mill River Road
                                     Tarrytown, NY 10591
                                     Attn: Joel Sendek

       DuPont:                       E.I. DuPont de Nemours and Company
                                     Medical Products Department
                                     549 Albany Street
                                     Boston, MA 02118
                                     Attn: Judith Lima-Ziegler
                                           Materials/Inventory Supervisor

19.    NONDISCRIMINATION:
       Progenics warrants that it has complied with all applicable laws, rules, orders and regulations of governmental authority covering the production, sale and delivery of the Product specified herein, including, but not limited to, Executive Order 11246, and the rules and regulations promulgated thereunder, the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Act of 1974. Further, Progenics warrants that in the performance of the services hereunder, it will comply with all applicable provisions of the Fair Labor Standards Act of 1938, as amended.

20.    AUDITS:
       Progenics shall permit no less frequently than once per year, and upon reasonable notice by DuPont, inspections and audits by DuPont during regular business hours of all records and aspects of sCD4 manufacture, testing, packaging, labelling and shipping.

21.    CANCELLATION:
       This Agreement may be cancelled by either party upon 120 days written notice to the other party.

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22.    ENTIRETY:
       This Agreement, together with the Attachments specifically referenced and attached hereto, embodies the entire understanding between DuPont and Progenics, and there are no contracts, warranties, or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless reduced to writing and signed by both parties and expressly referred to as being modifications of this Agreement.

AGREED & APPROVED:

FOR PROGENICS:                                  FOR DUPONT:
Name:      Paul J. Maddon, M.D., Ph.D.          Name:      Robert M. Hand
Title:     CEO and Scientific Dir.              Title:     Sr. Purchasing Agent
Signature: /s/ Paul J. Maddon                   Signature: /s/ Robert M. Hand
Date:      June 27, 1995                        Date:      June 8, 1995